EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

A. Peyton Bush, III, President and Chief Executive Officer
Donna T. Guerra, Chief Financial Officer
504-522-3203

Hibernia Homestead Bancorp, Inc. Reports
Operating Results for the Second Quarter Ended June 30, 2010

New Orleans, Louisiana (August 6, 2010) - Hibernia Homestead Bancorp, Inc.  (the “Company”) (OTCBB: HIBE), the holding company of Hibernia Homestead Bank  (the “Bank”), today reported a net loss of $26,000 for the quarter ended June 30, 2010 compared to a net loss of $83,000 for the quarter ended June 30, 2009.  For the six months ended June 30, 2010, the Company reported a net loss of $39,000 compared to a net loss of $195,000 for the six months ended June 30, 2009.

A. Peyton Bush, III, President and Chief Executive Officer of the Company and Bank, stated, “We are pleased with Hibernia’s improving financial results as we pursue our goal of becoming a full service community bank after many years of success as a residential mortgage lender.  We are especially gratified by the 23.9% increase in loans achieved in the first half of 2010 with the largest component of that growth coming from commercial loans.  While increasing the size of our loan portfolio we have maintained high asset quality as reflected in low non-performing assets which total $263,000, or 0.4% of total assets at June 30, 2010.  Our challenge is to continue increasing Hibernia’s earning asset base to bring revenue in line with the expenses associated with the new services we now provide.  Hibernia is fortunate to have a strong capital position, and we are committed to deploying that capital in a sound and profitable manner for the benefit of our shareholders.”

Mr. Bush continued, “On May 31 Patrick W. Browne, Jr., retired as Executive Chairman of Hibernia Homestead Bank and Hibernia Homestead Bancorp after serving as Hibernia’s Chief Executive Officer from 1974 to 2004 and as Executive Chairman since 2004.  He will continue to serve on the boards of Hibernia Homestead Bank and Bancorp as non-Executive Chairman.  Under Mr. Browne’s leadership Hibernia prospered through good and bad economic times and built a reputation for unquestioned integrity and adherence to sound banking principles.  We will miss his active participation in day-to-day management but are very pleased that he will continue to guide our Board of Directors in its oversight of the Company and the Bank.”

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325 Carondelet St., New Orleans, LA 70130     Phone (504) 522-3203    Fax (504) 522-3217

Hibernia Homestead Bancorp, Inc. page 2/3

Net interest income increased 35.3% to $667,000 for the quarter ended June 30, 2010, from $493,000 for quarter ended June 30, 2009.   Several factors affected net interest income for the period.  Gross interest income was higher due to an increase in loans and a decrease in lower yielding investment securities as a percentage of earning assets.  Interest expense was higher   due to an increase in interest bearing deposits partially offset by a reduction in the average rate paid on certificates of deposit.  During the quarter ended June 30, 2010, we made a provision for loan and lease losses of $10,000 due to the higher volume of loans outstanding.  Non-interest expense increased 9.5% from $656,000 for the quarter ended June 30, 2009 to $718,000 for the quarter ended June 30, 2010.

For the six months ended June 30, 2010, net interest income increased 36.2% to $1.3 million from $926,000 for the same period in 2009, primarily due to a $324,000, or 26.3%, increase in interest income.  Non-interest expense for the six months ended June 30, 2010 increased 8.5% to $1.4 million from $1.3 million for the six months ended June 30, 2009.  The increase in non-interest expense for both the quarter and the six months ended June 30, 2010 was due primarily to higher data processing, occupancy and advertising expenses along with an increase in professional fees.

Hibernia Homestead Bancorp’s total consolidated assets at June 30, 2010 were $71.8 million compared to $66.5 million at December 31, 2009.  Net loans increased 23.9% from $45.0 million at December 31, 2009 to $55.7 million at June 30, 2010, reflecting a $3.7 million increase in commercial loans secured by real estate, a $2.5 million increase in commercial and industrial loans, a $3.5 million increase in residential mortgage loans and a $1.0 million increase in residential construction loans.  The additional loan volume was funded by decreases of $2.5 million in federal funds sold, a $2.6 million decrease in investment securities and an increase in total deposits of $6.4 million.  Total deposits increased from $42.6 million at December 31, 2009 to $49.1 million at June 30, 2010.

Nonperforming assets, defined as non-accrual loans, accruing loans past due 90 days or more and foreclosed property, totaled $263,000, or 0.4%, of total assets at June 30, 2010, compared to $315,000, or 0.5%, of total assets at December 31, 2009.  The non-performing assets at June 30, 2010 consist of two loans secured by first mortgages on one-to-four family residential real estate.  Management believes that the allowance for loan and lease losses is sufficient to cover any losses that may be incurred on these loans.  There was no foreclosed property at June 30, 2010 or December 31, 2009.

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HIBERNIA HOMESTEAD BANCORP, INC.
325 Carondelet St., New Orleans, LA 70130     Phone (504) 522-3203    Fax (504) 522-3217

Hibernia Homestead Bancorp, Inc. page 3/3

The Company’s total stockholders’ equity decreased to $22.3 million at June 30, 2010 from $23.4 million at December 31, 2009.  The decrease was due primarily to purchases of treasury stock and shares to fund our Recognition and Retention Plan and, to a lesser extent, our net loss for the quarter.  During the first six months of 2010 we repurchased 55,667 shares of the Company’s common stock as treasury stock and purchased 20,000 shares to fund our Recognition and Retention Plan for an aggregate cost of approximately $1.1 million.  Our flexibility to undertake these stock purchases is the result of our strong overall capital position. While total stockholders’ equity decreased, the Company’s book value per share increased from $21.01 at December 31, 2009 to $21.08 at June 30, 2010.  Hibernia Homestead Bank’s regulatory capital levels continue to far exceed requirements for well capitalized institutions.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, changes in interest rates, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, adverse effects in the Company’s market area as a result of the recent oil spill in the Gulf of Mexico, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  We undertake no obligation to update any forward-looking statements.

Hibernia Homestead Bank, the wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc., has served the New Orleans metropolitan area since 1903.   Operating from its main office and two branches, Hibernia Homestead Bank offers loan, deposit and on-line banking services to commercial and individual clients in the New Orleans metropolitan area.   Additional information about Hibernia Homestead Bank is available at www.hibbank.com.

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HIBERNIA HOMESTEAD BANCORP, INC.
325 Carondelet St., New Orleans, LA 70130     Phone (504) 522-3203    Fax (504) 522-3217

Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Cash - Non-Interest Bearing	$1,133	$1,067
Cash - Interest Bearing	15	16
Federal Funds Sold	2,650	5,150

TOTAL CASH AND CASH EQUIVALENTS	3,798	6,233

Certificates of Deposit	-	475
Securities - Available For Sale	5,738	8,293
Loans receivable - net	55,725	44,987
Accrued Interest receivable	255	206
Investment in FHLB Stock	171	171
Investment in FNBB Stock	210	210
Prepaid Expenses and Other Assets	323	309
Premises and Equipment, Net	5,083	5,127
Deferred Income Taxes	512	492
TOTAL ASSETS	$71,815	$66,503
LIABILITIES AND EQUITY
LIABILITIES
Deposits	$49,076	$42,640
Advance Payments by Borrowers for Taxes and Insurance	268	386
Accrued Interest Payable	7	2
Accounts Payable and Other Liabilities	163	79
TOTAL LIABILITIES	49,514	43,107

EQUITY
Preferred stock, $.01 par value - 1,000,000 authorized; none issued	-	-

Common stock, $.01 par value - 9,000,000 shares authorized; 1,113,334 issued; 1,057,667 and 1,113,334 shares outstanding at June 30, 2010 and December 31, 2009, respectively	11	11
Additional Paid in Capital	10,388	10,365
Treasury Stock at cost - 55,667 shares at June 30, 2010	(788)	-
Unallocated common stock held by:
Employee Stock Ownership Plan	(837)	(855)
Recognition and Retention Plan	(293)	-
Accumulated Other Comprehensive Income, Net of Tax Effects	117	133
Retained Earnings	13,703	13,742

TOTAL EQUITY	22,301	23,396
TOTAL LIABILITIES AND EQUITY	$71,815	$66,503

Hibernia Homestead Bancorp, Inc. and Subsidiary

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Total Interest Income	$820	$628	$1,555	$1,231

Total Interest Expense	153	135	294	305

Net Interest Income	667	493	1,261	926

Provision For Loan Losses	10	-	10	15

Net Interest Income After Provision For
Loan Losses	657	493	1,251	911

Total Non-Interest Income	31	36	69	58

Total Non-Interest Expenses	718	656	1,371	1,264

Loss Before Income Tax Benefit	(30)	(127)	(51)	(295)

Income Tax Benefit	(4)	(44)	(12)	(100)

NET LOSS	$(26)	$(83)	$(39)	$(195)

LOSS PER COMMON SHARE
Basic	$(0.03)	$(0.08)	$(0.04)	$(0.18)
Diluted	$(0.03)	$(0.08)	$(0.04)	$(0.18)